EXHIBIT 2


                           6-7/8% Debentures

                           Supplemental Terms


            In addition to the terms set forth in Exhibit 1 to Securities Resolution No. 2, the 6-7/8% Debentures shall have the following terms:

            Section 1. Definitions. Capitalized terms used and not defined herein shall have the meaning given such terms in the Indenture. The following is an additional definition applicable to the 6-7/8% Debentures:

      "Depositary" means, with respect to the 6-7/8%
      Debentures issued as a global Security, The Depos-itory Trust Company, New York, New York, or any successor thereto registered under the Securities
      Exchange Act of 1934 or other applicable statute or regulation.

            Section 2.  Securities Issuable as Global
                          Securities.

            (a) The 6-7/8% Debentures shall be issued in the form of one or more permanent global Securities and shall, except as otherwise provided in this Section 2, be registered only in the name of the Depositary or its nominee. Each global Security shall bear a legend substantially to the following effect:

      "Unless this certificate is presented by an autho-rized representative of The Depository Trust Com-pany, a New York corporation ("DTC"), to the Com-pany or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized repre-sentative of DTC (and any payment is made to Cede
      & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANS-
      FER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR
      OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

            (b) If at any time (i) the Depositary with respect to the 6-7/8% Debentures notifies the Company that it is unwilling or unable to continue as Depositary for such global
Security or (ii) the Depositary for the 6-7/8% Debentures shall

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no longer be eligible or in good standing under the Securities
Exchange Act of 1934 or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to such global Security. If a successor Depositary for such global Security is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Transfer Agent shall register the exchange of such global Security for an equal principal amount of Regis-tered Securities in the manner provided in Section 2.07 of the Indenture.

            (c) The Transfer Agent shall register the transfer or exchange of a global Security for Registered Securities pur-suant to Section 2.07 of the Indenture if (i) a Default or Event of Default shall have occurred and be continuing with respect to the 6-7/8% Debentures or (ii) the Company determines that the 6-7/8% Debentures shall no longer be represented by global Securities.

            (d) In any exchange provided for in the preceding paragraphs (b) or (c), the Company will execute and the Regis-trar will authenticate and deliver Registered Securities. Reg-istered Securities issued in exchange for a global Security shall be in such names and denominations as the Depositary for such global Security shall instruct the Registrar. The Regis-trar shall deliver such Registered Securities to the persons in whose names such Securities are so registered.

            Section 3.  Purchase of 6-7/8% Debentures
                          at Option of Holder.

            (a) On October 15, 2006 (the "Purchase Date"), the Company will become obligated to purchase for cash, at the option of the holder of 6-7/8% Debentures ("Holders"), any out-standing 6-7/8% Debenture for which a written Purchase Notice has been delivered by the Holder to the office of the Paying Agent at any time prior to the close of business on the Pur-chase Date and not withdrawn. A Purchase Notice shall state
(i) the certificate numbers of the 6-7/8% Debentures to be delivered by the Holder thereof for purchase by the Company, and (ii) if a Holder elects to have only a portion of a 6-7/8% Debenture purchased, the portion of the 6-7/8% Debenture to be purchased, which portion must be $1,000 or an integral multiple thereof.

            (b) Any Purchase Notice may be withdrawn by the Holder by a written withdrawal notice delivered to the Paying Agent prior to the close of business on the Purchase Date. A withdrawal notice shall state (i) the certificate numbers of

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the new Debentures in respect of which such notice of with-
drawal is being submitted, (ii) the principal amount of the 6-7/8% Debentures with respect to which such notice of with-drawal is being submitted, and (iii) the principal amount, if any, of such 6-7/8% Debentures which remain subject to the Pur-chase Notice, and have been or will be delivered for purchase by the Company.

            (c) The Purchase Price payable in respect of a 6-7/8% Debenture purchased by the Company pursuant to a written
Purchase Notice shall be 100% of the principal amount thereof plus accrued interest to the Purchase Date.

            (d) The Company will give notice (the "Company Notice") not less than 30 days but not more than 60 days before the Purchase Date (the "Company Notice Date") to all Holders at their addresses shown in the register of the Registrar (and to beneficial owners as required by applicable law) stating, among other things, (i) the Purchase Date, (ii) that any Holder who elects to have the Company purchase 6-7/8% Debentures as of the Purchase Date must complete and sign the Purchase Notice on the back of the 6-7/8% Debenture or a similar notice and surrender the 6-7/8% Debenture to the Paying Agent, and (iii) that this is the only such right of Holders to elect to have the Company purchase 6-7/8% Debentures and if any Holder elects not to have the Company purchase such Holder's 6-7/8% Debentures as of the Purchase Date, such Holder will have no other such right.

            (e) Payments of the Purchase Price for a 6-7/8% Debenture for which a Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such 6-7/8% Debenture (together with necessary endorsements) to the Paying Agent at its office in the Borough of Manhattan, the City of New York, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Purchase Date, after delivery of such Purchase Notice Pay-ment of the Purchase Price for such 6-7/8% Debenture will be made promptly following the later of the Purchase Date or the time of delivery of such 6-7/8% Debenture. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Purchase Price of such 6-7/8% Debenture on the business day following the Purchase Date, then, on and after such date, interest on such 6-7/8% Debenture will cease to accrue, whether or not such 6-7/8% Debenture is delivered to the Paying Agent, and all other rights of the Holder shall ter-minate (other than the right to receive the Purchase Price upon delivery of the 6-7/8% Debenture).